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                                                                EXHIBIT 3.2

                                 ACKNOWLEDGEMENT

      This Acknowledgment (the "ACKNOWLEDGMENT") is being delivered in connection with the merger of IPC Merger Sub Two, Inc., a Delaware corporation and a wholly-owned direct subsidiary of IPC Communications, Inc., a Delaware corporation ("HOLDINGS"), which is in turn a wholly-owned direct subsidiary of IPC Information Systems, Inc. ("IPC"), with and into IPC, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware.

      Holdings hereby agrees and acknowledges that as of the date hereof it shall become a party to and bound by the terms and conditions of that certain Amended and Restated Investors' Agreement, dated as of April 9, 1998, as amended by Amendment No. 1 dated the date hereof, with Cable Systems Holding, LLC, a Delaware limited liability company, Cable Systems International, Inc., a Delaware corporation, Richard Kleinknecht, David Walsh, Anthony Servidio and Allegra Capital Partners III, L.P. (formerly known as Lawrence, Smith & Horey III, L.P.), a Delaware limited partnership.

      IN WITNESS WHEREOF, a duly authorized officer of Holdings has executed this Acknowledgement on this 21st day of May, 1999.


                              IPC COMMUNICATIONS, INC.


                              By: /s/ Gerald E. Starr
                                  ------------------------
                                  Name: Gerald E. Starr
                                  Title: President & Chief Executive Officer